Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

July 11, 2011

iPATH® EXCHANGE TRADED NOTES (ETNs)

Product List as of July 2011

TICKER YEARLY

FEE1 MATURITY

DATE

iPATH ALTERNATIVE ETNs

iPath® Global Carbon ETN GRN 0.75% 6/24/38

iPath® S&P 500 VIX Short-Term Futures™ ETN VXX 0.89% 1/30/19

iPath® S&P 500 VIX Mid-Term Futures™ ETN VXZ 0.89% 1/30/19

iPath® Inverse S&P 500 VIX Short-Term Futures™ ETN XXV 0.89% 7/17/20

iPath® Inverse January 2021 S&P 500 VIX Short-Term Futures™ ETN IVO 0.89% 1/14/21

iPATH COMMODITY

ETNs

BROAD

iPath® Pure Beta Broad Commodity ETN BCM 0.75% 4/18/41

iPath® Dow Jones–UBS Commodity Index Total ReturnSM ETN DJP 0.75% 6/12/36

iPath® Pure Beta S&P GSCI®-Weighted ETN SBV 0.75% 4/18/41

iPath® S&P GSCI® Total Return Index ETN GSP 0.75% 6/12/36

SECTOR

iPath® Pure Beta Agriculture ETN DIRT 0.75% 4/18/41

iPath® Dow Jones–UBS Agriculture Subindex Total ReturnSM ETN JJA 0.75% 10/22/37

iPath® Pure Beta Energy ETN ONG 0.75% 4/18/41

iPath® Dow Jones–UBS Energy Subindex Total ReturnSM ETN JJE 0.75% 10/22/37

iPath® Pure Beta Grains ETN WEET 0.75% 4/18/41

iPath® Dow Jones–UBS Grains Subindex Total ReturnSM ETN JJG 0.75% 10/22/37

iPath® Pure Beta Industrial Metals ETN HEVY 0.75% 4/18/41

iPath® Dow Jones–UBS Industrial Metals Subindex Total ReturnSM ETN JJM 0.75% 10/22/37

iPath® Pure Beta Livestock ETN LSTK 0.75% 4/18/41

iPath® Dow Jones–UBS Livestock Subindex Total ReturnSM ETN COW 0.75% 10/22/37

iPath® Pure Beta Precious Metals ETN BLNG 0.75% 4/18/41

iPath® Dow Jones–UBS Precious Metals Subindex Total ReturnSM ETN JJP 0.75% 6/24/38

iPath® Pure Beta Softs ETN GRWN 0.75% 4/18/41

iPath® Dow Jones–UBS Softs Subindex Total ReturnSM ETN JJS 0.75% 6/24/38

SINGLE COMMODITIES

iPath® Pure Beta Aluminum ETN FOIL 0.75% 4/18/41

iPath® Dow Jones–UBS Aluminum Subindex Total ReturnSM ETN JJU 0.75% 6/24/38

iPath® Pure Beta Cocoa ETN CHOC 0.75% 4/18/41

iPath® Dow Jones–UBS Cocoa Subindex Total ReturnSM ETN NIB 0.75% 6/24/38

iPath® Pure Beta Coffee ETN CAFE 0.75% 4/18/41

iPath® Dow Jones–UBS Coffee Subindex Total ReturnSM ETN JO 0.75% 6/24/38

iPath® Pure Beta Copper ETN CUPM 0.75% 4/18/41

iPath® Dow Jones–UBS Copper Subindex Total ReturnSM ETN JJC 0.75% 10/22/37

iPath® Pure Beta Cotton ETN CTNN 0.75% 4/18/41

iPath® Dow Jones–UBS Cotton Subindex Total ReturnSM ETN BAL 0.75% 6/24/38

1. The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated and any other applicable costs, please see the applicable product page and Pricing Supplement at www.iPathETN.com.

2. Closed to further issuances.

TICKER YEARLY

FEE1 MATURITY

DATE

iPATH COMMODITY ETNs (Continued)

SINGLE COMMODITIES (Continued)

iPath® Pure Beta Lead ETN LEDD 0.75% 4/18/41

iPath® Dow Jones–UBS Lead Subindex Total ReturnSM ETN LD 0.75% 6/24/38

iPath® Seasonal Natural Gas ETN DCNG 0.75% 4/18/41

iPath® Dow Jones–UBS Natural Gas Subindex Total ReturnSM ETN2 GAZ 0.75% 10/22/37

iPath® Pure Beta Nickel ETN NINI 0.75% 4/18/41

iPath® Dow Jones–UBS Nickel Subindex Total ReturnSM ETN JJN 0.75% 10/22/37

iPath® Dow Jones–UBS Platinum Subindex Total ReturnSM ETN2 PGM 0.75% 6/24/38

iPath® Pure Beta Sugar ETN SGAR 0.75% 4/18/41

iPath® Dow Jones–UBS Sugar Subindex Total ReturnSM ETN SGG 0.75% 6/24/38

iPath® Dow Jones–UBS Tin Subindex Total ReturnSM ETN JJT 0.75% 6/24/38

iPath® Pure Beta Crude Oil ETN OLEM 0.75% 4/18/41

iPath® S&P GSCI® Crude Oil Total Return Index ETN OIL 0.75% 8/14/36

iPATH EMERGING MARKET ETN

iPath® MSCI India IndexSM ETN2 INP 0.89% 12/18/36

iPATH EXCHANGE RATE ETNs

iPath® EUR/USD Exchange Rate ETN ERO 0.40% 5/14/37

iPath® GBP/USD Exchange Rate ETN GBB 0.40% 5/14/37

iPath® JPY/USD Exchange Rate ETN JYN 0.40% 5/14/37

iPATH FIXED INCOME ETNs

iPath® US Treasury Steepener ETN STPP 0.75% 8/13/20

iPath® US Treasury Flattener

ETN FLAT 0.75% 8/13/20

iPath® US Treasury 2-year Bull ETN DTUL 0.75% 8/13/20

iPath® US Treasury 2-year Bear ETN DTUS 0.75% 8/13/20

iPath® US Treasury 5-year Bull ETN DFVL 0.75% 7/12/21

iPath® US Treasury 5-year Bear ETN DFVS 0.75% 7/12/21

iPath® US Treasury 10-year Bull ETN DTYL 0.75% 8/13/20

iPath® US Treasury 10-year Bear ETN

DTYS 0.75% 8/13/20

iPath® US Treasury Long Bond Bull ETN DLBL 0.75% 8/13/20

iPath® US Treasury Long Bond Bear ETN DLBS 0.75% 8/13/20

iPATH LEVERAGED EQUITY ETNs

iPath® Long Extended Russell 1000® TR Index ETN

ROLA 0.50% 11/30/20

iPath® Short Extended Russell 1000® TR Index ETN ROSA 0.50% 11/30/20

iPath® Long Extended Russell 2000® TR Index ETN RTLA 0.50% 11/30/20

iPath® Short Extended Russell 2000®

TR Index ETN RTSA 0.50% 11/30/20

iPath® Long Enhanced MSCI EAFE® Index ETN MFLA 0.80% 11/30/20

iPath® Short Enhanced MSCI EAFE® Index ETN

MFSA 0.80% 11/30/20

iPath® Long Enhanced MSCI Emerging Markets Index ETN EMLB 0.80% 11/30/20

iPath® Short Enhanced MSCI Emerging Markets Index

ETN

EMSA 0.80% 11/30/20

iPath® Long Extended S&P 500® TR Index ETN SFLA 0.35% 11/30/20

iPath® Short Extended S&P 500® TR Index

ETN

SFSA 0.35% 11/30/20

iPath® Long Enhanced S&P 500 VIX Mid-Term FuturesTM ETN (II) VZZB 0.89% 7/12/21

iPATH STRATEGY ETNs

iPath® CBOE S&P 500 BuyWrite IndexSM ETN BWV 0.75% 5/28/37

iPath® Optimized Currency Carry ETN ICI 0.65% 1/28/38

1. The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated and any other applicable costs, please see the applicable product page and Pricing Supplement at www.iPathETN.com.

2. Closed to further issuances.

All iPath ETNs trade on NYSE ArcaSM and are eligible for short sales.

1. The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated and any other applicable costs, please see the applicable product page and Pricing Supplement at www.iPathETN.com.

2. Closed to further issuances.

With short sales, an investor faces the potential for unlimited losses as the security’s price rises. An investment in iPath ETNs involves risks, including possible loss of principal. If specified in the relevant prospectus, Barclays Bank PLC as issuer may redeem a series of Securities (in whole but not in part) at its sole discretion on any trading day on or after the inception date until and including maturity. See the relevant prospectus for more information regarding the risks associated with Barclays Bank PLC’s right to redeem the Securities. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

BlackRock Fund Distribution Company assists in the promotion of the iPath ETNS.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment and illiquidity. Investing in the Securities is not equivalent to investing directly in an index or in any particular index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the level of the relevant index has increased or decreased (as may be applicable to the particular series of Securities). An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC (“CME Indexes”), and UBS Securities LLC (“UBS Securities”), and have been licensed for use. “Dow Jones®,” “DJ,” “Dow Jones Indexes,” “UBS,” “Dow Jones-UBS Commodity IndexSM,” “DJ-UBSCISM,” “Dow Jones-UBS Commodity Index Total ReturnSM,” “Dow Jones-UBS Agriculture Subindex Total ReturnSM,” “Dow Jones-UBS Aluminum Subindex Total ReturnSM,” “Dow Jones-UBS Cocoa Subindex Total ReturnSM,” “Dow Jones-UBS Coffee Subindex Total ReturnSM,” “Dow Jones-UBS Copper Subindex Total ReturnSM,” “Dow Jones-UBS Cotton Subindex Total ReturnSM,” “Dow Jones-UBS Energy Subindex Total ReturnSM,” “Dow Jones-UBS Grains Subindex Total ReturnSM,” “Dow Jones-UBS Industrial Metals Subindex Total ReturnSM,” “Dow Jones-UBS Lead Subindex Total ReturnSM,” “Dow Jones-UBS Livestock Subindex Total ReturnSM,” “Dow Jones-UBS Natural Gas Subindex Total ReturnSM,” “Dow Jones-UBS Nickel Subindex Total ReturnSM,” “Dow Jones-UBS Platinum Subindex Total ReturnSM,” “Dow Jones-UBS Precious Metals Subindex Total ReturnSM,” “Dow Jones-UBS Softs Subindex Total ReturnSM,” “Dow Jones-UBS Sugar Subindex Total ReturnSM” and “Dow Jones-UBS Tin Subindex Total ReturnSM” are servicemarks of Dow Jones Trademark Holdings, LLC (“Dow Jones”), and UBS AG (“UBS AG”), as the case may be, have been licensed to CME Indexes and have been sub-licensed for use for certain purposes by Barclays Bank PLC. The Securities based on the indexes are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, CME Indexes, or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Securities based on the indexes or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities based on any of the indexes particularly.

The MSCI indexes are the exclusive property of MSCI, Inc. (“MSCI”). MSCI and the MSCI index names are servicemark(s) of MSCI or its affiliates, and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The relevant pricing supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or servicemark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

“S&P GSCI®,” “S&P GSCI® Index,” “S&P GSCI® Total Return Index,” “S&P GSCI® Commodity Index” and “S&P GSCI® Crude Oil Total Return Index” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by S&P. S&P does not make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P GSCI® to track general stock market performance.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500™” and “500” are trademarks of S&P, and “BuyWrite” and “CBOE” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”). These marks have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by S&P or the CBOE and neither S&P nor the CBOE make any representation regarding the advisability of investing in the Securities.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500™,” “S&P 500 VIX Short-Term Futures™” and “S&P 500 VIX Mid-Term Futures™” are trademarks of S&P and have been licensed for use by Barclays Bank PLC. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”), and has been licensed for use by S&P. The Securities are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities or in the ability of either index to track market performance.

“Barclays Capital Intelligent Carry Index™” and the “USD Intelligent Carry Index™” are trademarks of Barclays Bank PLC.

“Barclays Capital Global Carbon Index™” and “Barclays Capital Global Carbon Index Total Return™” are trademarks of Barclays Bank PLC.

“Barclays Capital US Treasury 2Y/10Y Yield Curve Index™,” “Barclays Capital 2Y US Treasury Futures Targeted Exposure Index™,” “Barclays Capital 5Y US Treasury Futures Targeted Exposure Index™,” “Barclays Capital 10Y US Treasury Futures Targeted Exposure Index™” and “Barclays Capital Long Bond US Treasury Futures Targeted Exposure Index™” are trademarks of Barclays Bank PLC.

“Russell 1000® Index” and “Russell 2000® Index” are trademarks of Frank Russell Company and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the Securities.

Each of the Barclays Capital commodities indices referenced herein is a trademark of Barclays Bank PLC.

©2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 2216-02_R1_v01TP_7/11

Not FDIC Insured No Bank Guarantee May Lose Value

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